Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Investor Information: 877-934-4687 investor@kratosdefense.com

FOR IMMEDIATE RELEASE

KRATOS DEFENSE & SECURITY SOLUTIONS ANNOUNCES $19 MILLION REGISTERED DIRECT COMMON STOCK OFFERING

SAN DIEGO, CA, August 28, 2009 – Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS), a leading national defense, IT and security solutions provider, announced today the pricing of the sale of approximately 26 million shares of its common stock to institutional investors at a purchase price of $.72 in a registered direct offering. Kratos expects to receive net proceeds of approximately $17.6 million after deducting placement agent fees and other offering expenses.  The Company intends to use the net proceeds from this transaction to repay existing indebtedness.  To the extent that the net proceeds are not applied to repay existing indebtedness, the Company intends to use them for general corporate purposes, including the funding of potential strategic acquisitions and other general corporate expenses. The transaction is expected to close on September 2, 2009, subject to satisfaction of customary closing conditions.   The shares of common stock sold in this transaction will participate in the 1-for-10 reverse split of the Company’s common stock which is scheduled to occur on September 10, 2009.

B. Riley & Co., LLC, acted as the exclusive placement agent for the transaction.

A shelf registration statement relating to the shares of common stock in the offering has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective.  A prospectus supplement relating to the offering will be filed with the SEC.  Copies of the prospectus supplement and accompanying prospectus may be obtained at the SEC’s website at http://www.sec.gov or directly from the Company by written request to Kratos Defense & Security Solutions, Inc., Attention: Investor Relations, 4810 Eastgate Mall, San Diego, CA 92121.  This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our shares of common stock.  No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) provides mission critical engineering, IT services and war fighter solutions for the U.S. federal government and for state and local agencies. Principal services include C4ISR, weapon systems sustainment, military weapon range operations and technical services, network engineering services, information assurance and cyber security solutions, security and surveillance systems, and critical infrastructure design and integration. The Company is headquartered in San Diego, California, with resources located throughout the U.S. and at key strategic military locations. News and information are available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements

This news release and filing contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company’s expectations regarding future financial performance, bid and proposal pipeline, performance of key contracts, market developments, timing of integration activities and anticipated benefits to be realized from recent acquisitions. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks that the integration of recently acquired businesses will prove more costly, take more time, or be more distracting than currently anticipated; risks of adverse regulatory action or litigation; risks associated with debt leverage; risks that our cost cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. Department of Defense may occur, which could cause delays or cancellations of key government contracts; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); failure to successfully consummate acquisitions or integrate acquired operations and competition in the marketplace which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; and risks that anticipated tax benefits will not be realized in accordance with our expectations. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 28, 2008, Quarterly Reports on Form 10-Q for the periods ended March 29, 2009 and June 28, 2009 respectively, and in other filings made with the Securities and Exchange Commission.